Exhibit 99.2

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com
Transcript of
Hanover Capital Mortgage Holdings, Inc.
(HCM)
Q3 Earnings Results 2007
November 20, 2007
Participants
John A. Burchett, President and Chief Executive Officer
Presentation
Operator
Greetings and welcome to the Hanover Capital Mortgage Third Quarter Earnings Results. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Mr. John Burchett, President and CEO. Thank you, Mr. Burchett, you may begin.
John A. Burchett – Hanover Capital Mortgage Holdings, Inc – President and Chief Executive Officer
Oh, thank you, I am joined here today by Harold McElraft, our Chief Financial Officer, Irma Tavares, our Chief Operating Officer, and Suzette Berrios, our General Counsel, who will be available along with myself to answer questions as we finish. Before we begin the presentation, I just wanted to remind everyone of our standard disclaimers about forward-looking statements that are set forth in both today’s earnings release and our form 10-Q for the quarter ended 09/30/07, filed yesterday with the SEC.
The quarter showed poor results, which is primarily a reflection of the current state of the mortgage market. The primary reason for the large loss and the large reduction in the book value is the mark to market of our primary asset subordinate mortgage-backed securities. The write down for the quarter, I’m sorry, the write down for the nine months ended 09/30/07 was approximately $42 million or $4.85 per share. This was a non-cash write down and we still own the securities and have not sold any securities recently, and we sold a few at the beginning of the year, but we still hold that portfolio.
The fair value is used to price these securities; it shows the results of a market that is basically frozen with no trading in the assets that comprise our portfolio. This has been the case relatively since mid August, just there’s not been any trading in that and the reason for our slight delay in putting — getting our numbers all in our 10-Q was the fact that we wanted to be certain we did the best job of presenting fair value for the portfolio as its stands given this extraordinary market with no trading and hard to find observable transactions to base our judgments on, but we do believe we put a proper fair value on the portfolio.

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com
As we mentioned in our press release where we cannot predict if, when or to what extent the markets will recover, any recovery would be an increase to our book value over time. Our securities continue to be backed by high quality prime loans. While our delinquencies have grown somewhat as shown on page 40 of the 10-Q, they do reflect prime assets and have not had the drastic decline in levels of performance as shown for both subprime and Alt A collateral throughout the market.
On the earning side of our portfolio, the return levels on our subordinate MBS also continue to meet our expectations. The effective interest rate was up to 14.3% over 11.85% as compared to the prior year quarter. This increase however has been helped by the reduction in the carrying value, which is the reduction in the denominator obviously. However, the gross income for the quarter on the subordinated MBS portfolio was $5.1 million or a 13.6% increase over the quarter and in the comparable quarter in 2006.
This increase income was more than offset by the increase in interest expense as a result of our August financing of our Wall Street repos with the broker firms. We’ve gone through that before in conversation with that financing that we got to alleviate us from the margin calls and the liquidity crisis in August is very expensive. As shown on page 16 of our 10-Q, our taxable income for the nine months at 09/30/2007 was minus $362,000. While this is a non-GAAP measure, it does give investors a comparison primarily relative to the non-cash charges reflected in our GAAP income. We believe, we have value in the economic value of our portfolio and the team of employees able to analyze value and manage credit risk in the mortgage market. As mentioned in our filing previously, we are working on raising capital in the preservation of value of our portfolio, as well as to allow us to use our employee capital to profitably invest in the current market. The current market offers significant opportunities for new capital investments.
While we are in conversation to raise capital, no agreements or commitments have been completed at this time. I want to thank you for your participation and assure you that your management team is working hard to preserve and grow the value of the company. We’ll now open it up to questions.
Operator
Thank you, ladies and gentlemen at this time, we will be conducting a question-and-answer session. If you would like to ask a question, you may press star one on your telephone key pad. A confirmation tone will indicate your line is in the question queue. You may press star two, if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pickup your hand sets before pressing the star keys.
Our first question comes from the line of Paul Burke with Stifel Nicolas. Please proceed with your question.
<Q>: Hi John, this is Paul Burke.
<A>: Hi Paul, how are you doing?
<Q>: I’m alright. I guess, now what is that you have as actual book value then or net asset value with marked out?
<A>: Our books, our current book value in $1.39 per share, and you know, as I said that was written down by the $4.85.

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com
<Q>: Okay.
<A>: So we have quoted over $4.85 write down from the beginning of the year which took it from $6.24 down to $1.39 plus.
<Q>: And is it the yield, is the yield on that portfolio is what now?
<A>: Over the yield on that portfolio, if you look on the press release on the last table and in the press release if you have it front of now, but for the quarter.
<Q>: This is that net asset value you have got the yield right?
<A>: Before the quarter, on an average balance, if you look at the average balance at the end of the quarter the balances were written down to a $130 million approximately. But for the quarter, the balance averages $142 million and on that $142 million in the balance. We had effective income, interest rate income of 14.34%.
<Q>: Okay.
<A>: Now, clearly that number as long as the dollars of income remain relatively the same, as they are now, that 14.34% will rise for the fourth quarter, as the balances come down as a result of the latest strikes and reduction in carry value. So that’s why I say it’s a little, its more probably informative to look at income dollars as opposed to the changes in the yield, because the yield reflects the write down to fair value that can be retained and probably will be fairly well so hopefully both up and down but, hopefully some ups here surely, but anyhow it could be very well but more importantly just look at the income coming out of the portfolio.
<Q>: The only, I guess a couple of things that is one I mentioned or ask, I mean, at this point I mean, I know we are in and somehow we got to be somewhat in a bunker mentality here. And we, I mean, we got to hope for the best, but we’ve got to somehow make sure that we get something out of this thing at the end if it goes...if nothing or you’re not going to be able to raise money, have you or you exploring that or what are our options at this point?
<A>: I don’t, no I don’t think it’s good to get into the specific options, but we are exploring a number of different types of options that would preserve value in the portfolio in the capital we have with us.
<Q>: And you guys still are, I guess you, I don’t know but whether or not and you guys still feel that this is still a viable plan, the way we are going, I mean, just from the spikes in the past. I know we are in the worse it looks like the worst possible situation at this point, but I mean even going forward it almost seems like we should structure this so that we can get out of this with the best possible situation with the least amount of dilution, seems like a viable alternative at this point. I mean?
<A>: I think the answer is we look at all possibilities and you know, linked with our Board of Directors and viewing what we think is the best answer for the shareholders at the end of the day. And you know we are looking at different possibilities. To the extent you’re asking me the question if we think it’s viable to go forward to the extent that we can get capital invest in the credit markets, we think there’s still good investments to be made and with the current market dislocation, we can make yield similar to or greater than we have in the past with leverage in the past and without leverage now, I mean, that’s obviously what caused us the problem in August was the fact that we did have leverage on these assets. But to the extent that current market

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com
offers the chance to use our credit abilities to buy assets that have good yields on them without leverage, we think that’s one viable strategy and all others we’re looking in.
<Q>: So, just one last question. And we in this point in time, the portfolio itself is not...you’re not seeing anymore payment delays or deterioration in the portfolio like it’s in the last 30 days or 90 days?
<A>: Well I think, you know, we’ve got the numbers on, I think I mentioned on page 40 of the K and the Q and they show that delinquencies are up somewhat, but I think we’re still under 1% of total delinquencies itself.
<Q>: Okay and that is also like in the last 30 days, can you say that or?
<A>: No, the only numbers we published is through September.
<Q>: Okay. Alright, thank you.
<A>: Yeah.
Operator
Ladies and Gentlemen, as a reminder it is star one to ask a question. Our next question comes from the line of Rudolf Carbone (Ph), who is a private investor. Please proceed with your question.
<Q>: Yes, I just wondered if you would be good enough to give us some idea of what you would tell another outsider the signs to look for in the publication of the news- paper words from the Federal Reserve that would give us some indication if the market is becoming a little bit more liquid, I mean, I mean from what I gather most of these problems of the cost varies in virtually in the market. It’s not so much the cash payments that have been made. So just give us if you would your views to what signs we could all look for that’s something is falling to change for the positive or I guess that’s about it?
<A>: Well it’s and that’s a pretty wide ranging question. I think to the extent that the Fannie and Freddie got involved with different levels there has been a talk about Fannie Mae and Freddie Mac being able to buy either more loans or loans with higher balances were either of those to come through and they had a significant pickup in the agency buying of loans, I think that would help the markets some. There are variety of both Federal and state programs going on to try to help borrowers in the sub-prime market, which have been the kind of the root cause of many of the problems, but to help those borrowers in the sub-prime market that have interest rates are going to rise dramatically at their old age. If this program is to help that out one way or another, I think that would help the market in terms of slowing down the declines in market values and also getting some liquidity back in the market.
I do think it will take a while for the major players, the Wall Street players who were a big buyer of this to come back. Normally, we would think that I said that there’s no trading in our securities which tends to be the lower-rated tranches of mortgage securitizations and even in the upper levels of the credit stock, the AAA and AA there’s some but not much trading but if that trading picks up that would be an indication that would eventually spread down to the other of the collateral. So there’re a number of things we can look to in terms of things getting better clearly on the upside or the downside with our market. Our market is prime loans and the prime driver of that is with two prime factors, one is the ability of people to keep their jobs

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com
and to pay their mortgages and so far the employment numbers have been relatively good, so I think that continuing good employment numbers would help us going forward.
<Q>: John, what about another cut or a couple of cuts from the Federal Reserve, can you think that, that would aside from the absolute impact, but do you think that would open the market a little bit or really at this stage not have too much affect on the market?
<A>: To the extent that it brought rates down for what we call a hybrid mortgages to cut this short into the curve down and made the housing more affordable on the short into the curve and hybrid which is 3, 5, and 7 year adjustable. Loans will go to one year after that period of time, which I think we’ve a pretty good product to the extent those are more affordable due to rate reduction that would help a lot.
<Q>: Now also a last question, it seems to me that if there are yields such as we’re getting a 14% or even anything in that area with the dollar being so low that they should be a whole slew of foreigners flocking to America to participate in this kind of paper. Why do you think that’s not happening?
<A>: Well I think it is — I don’t know exactly, but one thing for sure is to buy the kind of paper we buy you have to have the knowledge of the mortgage market and the systems to be able to be sort out what’s good and what’s bad. And in terms of looking at its own level so it takes some technology, it takes some knowledge, and experience in buying that and to the extent that, you know, just foreign money coming in and without that infrastructure would be hard to buy the assets and know they are getting the right ones, you know that’s being said and regularly we’ve heard there’s money coming into the hedge funds and that was in the paper yesterday. The hedge funds are increasing the money they have on board and we’ve heard again and a total of some of that money is looking to get into this market and we think that’s all good.
<Q>: If I could just ask one last question that occurred to me, there was a ruling by a Federal Judge on a foreclosure situation with the bank reported several days ago that see banks that proves sufficiently that they are into the mortgages because of these various tranches and stuff like that. Do you have any comment as to how that might complicate the whole market and whether or not we are potentially affected by such a ruling?
<A>: Two questions there, to the extent that would affect the whole market, my guess on that is those securities they didn’t properly have the documentation done or properly fairly minor in the market place. I wouldn’t think that there is a lot of that number one and number two in terms of our case to the extent that what we buy our mortgage-backed securities from Wall street but often that originators are the major financial institutions and we have representations and warranties from them and we have trustees whose responsibility is to make sure that the proper documentation and ownership is in place. So, to the extent that there was a loss as a result of improper documentation, in most cases we would have the ability to go back against the originator or the trustee to get compensated for that.
<Q>: Okay, thanks a lot.
<A>: Okay.

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com
Operator
Our next question comes from the line of William Stern with Stern Brothers and Company. Please proceed with your question.
<Q>: Thank you, good morning all. John, I think as with public discussion in the past this whole thing comes down as liquidity or that, we got to stay alive on and off. It’s my guess this in my (Indiscernible). My guess is we got to stay alive, you know upwards of two years for you guys to start beginning to receive the principal back on the sub pieces. And, we are down to like $8.6 million in cash and I don’t know how much of that is, you know its all free cash, but I don’t know how much excess that is. Can you discuss you know liquidity to stay alive for the next couple of years. So, you’ll start receiving some of the normal monthly payments as well as the prepayments from all these loans.
<A>: Well, at least critical thing on liquidity side, it is that we’ve got the repo with so, we put together. And obviously we are talking and working with them on solutions, but you know that comes due next August. We’ve clearly in terms of our current forecast have the cash to get through the next August with the current operations, but we need to solve that, that’s the major thing we need to solve this, how that’s going to be either refinance to pay it off or over time and that’s got both the ability to pay it off in cash and pay it off in kind.
<Q>: Yeah.
<A>: And a payment in kind obviously would depend a lot on the values and securities at that point in time.
<Q>: Right.
<A>: So, that completes the answer.
<Q>: How much in market value and/or book value do we have pledged to them?
<A>: We’ve our entire subordinate mortgage-backed securities portfolio pledged to that. So the $113 million of available.
<Q>: I got you, and that’s market and that’s not a new probably is that a $150 million of cost written down to $113.
<A>: It’s yeah, $113 plus $42. So, $155 million in cost and $227 million in balance.
<Q>: Yeah.
<A>: Yes, so $227 million in current balance of approximately on those securities. We brought them at an adjusted cost basis of around $155 million and they’ve been marked down this year in the nine months that I mentioned before by $42 million.
<Q>: Hi, so the $150 cost represents $240 face or something.
<A>: $227 face approximately.
<A>: All those numbers are in our 10-Q.
<Q>: Yeah ok.
<A>: But that’s an approximate number is pretty close.

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com
<Q>: Well just in line with the first caller’s question about taking some dilution. It’s just talk off the top of my head. It may make sense to take, you know, some dilution to raise I don’t know what the numbers 10 or 15 million to get you to the point, when those principals should start coming back. And my next question relates to I don’t know what your model show, but the speeds are probably lower then the initial model when you bought these, which may have been I don’t know 12% to 15% CPR. They are probably got to look at him with, you know, like half of that speed. When does that show the cash recycle?
<A>: Those and that numbers that we really have made public available, but just as a broad picture our portfolio is approximately in this is a guess sort of (Indiscernible) it in the 10-Q about two-thirds of it are hybrid arms and the bulk of those were originally five ones which were about two years old.
<Q>: Okay.
<A>: So we think a lot and there is going to be a lot of rolls coming up in the 2009 and 2010. And, you know, someone would have to put a speculation in terms of what’s going to happen at those rolls. If you look today, at a generic loan that was originated to prime loan that was five one that was originated two years ago. It’s roll coupon would probably be a point and three quarters or two points above what somebody could get a fixed rate loan for in today’s current interest rate throughout.
<Q>: Yeah.
<A>: So, you know, if you are in that position where, you’re well and above a point differential between where a loan would roll to, and where you could get a 15 or 30 year fixed. You would assume that a lot would pay off subject to house values and that underlying credit of individuals. So that’s really but all I can say, I mean there is a, you know, a kind of hub coming through our portfolio that would be in that timeframe.
<Q>: So I am just. Okay thank you. You’ve answered my question. I may come back with another one.
<A>: Ok, fine.
Operator
Our next question comes from the line of Holter Rickey (ph) which is a follow-up question. Please proceed with your question.
<Q>: And especially when this kind of profit is from is first this last question. What is like the worse case scenario then, if you have to give today you had to pay off Ramius what would be left?
<A>: It’s, we couldn’t tell right now, it will be a negotiated transaction. We don’t have to pay them off. So that is kind of a hypothetical, but it would be a negotiated transaction on where we felt the values of the portfolio would be.
<Q>: But in five, and let’s say when in August it comes up and it’s similar to this situation. They want to know acts, and you said that you’ve pledged their whole portfolio. So, in fact is our portfolio could be sold at this level right now?
<A>: It would be sold at that point in time; whatever, the level the point in time that we agreed to is the proper value. I really can’t state that and what that would be?

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com
<Q>: I know but if your ...you’ve agreed with that you would pay them off in August right?
<A>: That’s right the agreement was.
<Q>: Yeah, don’t get any more money in right now, you have to pay them off and the book value is about 39 what are we going to end up with?
<A>: I don’t have that number. Well that’s not the number I have run through.
<Q>: Could we get that number? Why couldn’t we get that? I just don’t, I don’t understand. I mean you must have an idea of what?
<A>: Future value that’s August 2008. It all depends on you know what the values are. It’s really speculative value and what the values are in August of next year.
<Q>: I know but it’s not speculative in terms of, I mean you got a deal with them, and if right now you have a firm value. If this value stays this price I mean what is the value that is enough?
<A>: Paul, in terms of today’s value, if you would just be, I guess the answer from adjusted today’s value just subtract the amount of that old against the amount of assets that would go away which would be equal and the book value would remain the same.
<Q>: No that book value right now is with Ramius unit.
<A>: Yes, I mean if you look at our balance sheet, our balance sheet has from the press release says the $113 million worth of available for sale of securities.
<Q>: Yes
<Q>: And it has a $107 million worth of repo liabilities.
<A>: And that part of that is Ramius.
<Q>: A part of that is Ramius.
<Q>: Okay.
<A>: So, if you subtract it the Ramius part out of the debt, the same amount of money would come out of the assets and then the book value would not change.
<Q>: Would be about the buck 39 and how do they get some kind of stipulation with equity or anything?
<A>: They already have equities. It’s already in the calculation for the $1.39.
<Q>: For the book value, okay, that’s all I needed, I appreciate that.
<A>: Okay thanks.

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com
Operator
Our next question is a follow-up question from Williams Stern (ph), please proceed with your question
<Q>: That’s right.
<Q>: You know Ramius’s repo is $80 as I recall, our total repo is $107 and which is $27 million against what I assume or the Freddie-Fannie trading portfolios securities you need to maintain and I wondered who that repos is with.
<A>: I don’t think that’s his name we’ve released.
<Q>: Okay.
<A>: It’s one of the major mortgage players but (Indiscernible)
<Q>: And given you like a 10% hair cut or so?
<A>: Little less than that.
<Q>: Alright, so you’ve any that’s only $30 million in fact increase a little bit it doesn’t help but it’s not disaster.
<Q>: Alright, great.
<A>: Alright, I’m done.
<Q>: Okay, thanks.
Operator
There are no further questions in the queue would you like to make some closing comments.
Yeah, again just briefly I think what I said before we thank you all for participating and asking obviously good questions, and we just want to assure you that we are all working hard to preserve and maintain and grow the value in the company and we do believe we both have the economic and people assets to do that and we are working hard to get that done. Thank you.
Operator
Ladies and gentlemen this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time.